EXECUTIVE MANAGEMENT INCENTIVE PLAN FOR 1999



1. BUSINESS DEVELOPMENT (20 Points) The following objectives are weighted 50%.

     A. Gross disbursements (except multiple advances under lines of credit), originations, and off balance sheet fundings of $900 million.

     B. $40 million of combined net interest income and non-interest income with a minimum of $12 million of non-interest income. For each 2% of non-interest income in excess of 30% of the total one point will be added to this goal up to a maximum of 5 points.

2. CREDIT QUALITY (25 Points) The following objectives are weighted 35%, 35% and 30% respectively:

     A. As of year end the percentage of the total loan and LC portfolio that is non-performing (non-accruing and OREO) will not exceed 1.5% of total loans and LC's. If non-performing assets are 1% or less of total loans at year-end then the credit quality component of the Incentive Plan is weighted 30 points.

     B.   As of year-end the dollar percentage of classified
          (substandard and doubtful) assets will not exceed
          6% of total loans and LC's. If classified assets are 5% or less of total loans and LC's this objective is weighted 50%.

     C. Overall loan administration objectives shall be achieved as reported by Credit Review and measured by the outside auditors, FCA and OTS.

3. NET INCOME (25 Points) The following objectives are weighted 75% and 25% respectively:

     A.   Meet net income budget.

     B. Efficiency ratio of 60% or less (excluding NCBDC contribution)

     In addition, an "Add-on" award may be earned by exceeding the net income goal. The maximum additional award is 7.5% of salary. For each 1% that net income exceeds goal, 1% of salary is added to the award earned for achievement of the other goals, up to a maximum total award of 42.5% of salary.



Executive Management Incentive Plan for 1999
Page 2



4. LOW INCOME/ AFFORDABLE HOUSING (15 Points) The following objectives are weighted 65% and 35% respectively and include NCBDC activity:

     Each $2 million in excess of the total of goal A increases the weight of the low-income goal by one point to a maximum of 20 points.

     A.   Originations and arranged transactions
               (Loans, Leases, Letters of Credit, and
               Investments)   $150,000,000

     B. "Best efforts" evaluation of progress promoting, developing, and conducting low-income business activities that impact business results

5. TRAINING AND PEOPLE DEVELOPMENT (5 points) The following objectives are weighted equally.

     A. Meet work and family objectives in the strategic plan for employee retention, diversity, and internal promotions.

     B. Implement of HR redesign objectives for selection, training, and people development to have skilled human resources that can create new business solutions for our business and our customers.

6. INNOVATION & CUSTOMER FOCUS (10 Points) The following objectives are weighted equally.

     A. Develop new ideas, new markets, strategic alliances, new products, and new cooperative development and review at least two annually with board.

     B. Meet customer member positioning and business focus objectives in strategic plan.

7.   AWARD LEVELS

          Points                   Incentive Award as
          Percent of Base Salary

          50 -  64.9                    Up to          15%
          65 -  79.9                    Up to          25%
          80 -  89.9                    Up to          30%
          90 and over                   Up to          35%

     The maximum award may reach 42.5 % if the "Add-on"
     objective in the budget is met.   The CEO determines
     incentive awards for each participant based upon the results of this plan and the achievement of individual performance objectives.

8.   PARTICIPANTS

     C. Blakely
     C. H. Hackman
     M. Hiltz
     R. L. Reed
     T. W. Simonette